MAA Reports Fourth Quarter Results

MEMPHIS, Tenn., Feb. 2, 2012 /PRNewswire/ -- MAA, (NYSE: MAA), today announced earnings results for the fourth quarter of 2011.

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Net income available for common shareholders for the quarter ended December 31, 2011 was $18.8 million, or $0.49 per diluted common share, as compared to $6.9 million, or $0.20 per diluted common share, for the quarter ended December 31, 2010. Net income results for the quarter ended December 31, 2011 included $7.9 million, or $0.21 per diluted common share, related to a gain on the sale of an apartment community.

For the year ended December 31, 2011, net income available for common shareholders was $48.8 million, or $1.31 per diluted common share, as compared to $18.1 million, or $0.56 for the year ended December 31, 2010. Net income available for common shareholders for the year ended December 31, 2011 included $12.8 million, or $0.33 per diluted common share, related to gains on the sale of two apartment communities during the year and $1.8 million, or $0.05 per diluted common share, of non-cash expenses related to an adjustment to the company's outstanding restricted stock plans. The year ended December 31, 2010 included non-cash expenses totaling $7.1 million, or $0.22 per diluted common share, related to the redemption of preferred shares and an impairment charge on an asset.

Funds from operations, or FFO, a widely accepted measure of performance for real estate investment trusts, was $43.1 million, representing $1.07 per diluted share/unit, or per Share, for the quarter ended December 31, 2011, as compared to $34.6 million, or $0.95 per Share, for the quarter ended December 31, 2010.

For the year ended December 31, 2011, FFO was $155.5 million, or $3.98 per Share, compared to $123.9 million, or $3.62 per Share, for the year ended December 31, 2010. Excluding the $1.8 million of non-cash expenses mentioned above, FFO per Share for the year ended December 31, 2011 was $4.03. A reconciliation of FFO to net income attributable to MAA and an expanded discussion of the components of FFO can be found later in this release.

Fourth Quarter Highlights

  FFO results of $1.07 per Share for the fourth quarter is a record high performance for the company
  Average effective rent across the same store portfolio increased by 4.9% as compared to the fourth quarter of the prior year with rents growing over both the prior year and the prior quarter in all markets.
  Physical occupancy for the same store portfolio ended the quarter at a strong 95.2%, while resident turnover remained historically low at 55.9% on an annualized basis.
  MAA invested a total of $101 million in three new communities and $16 million in development during the quarter, bringing year-to-date investment volume to $425 million, including $24.8 million purchased in a joint venture and $38 million in new development.
  Initial lease-up at new development projects in Nashville and Little Rock are off to a very positive start, and the initial lease-up at a new development in Charlotte is expected to get underway in 2012.  Additionally, MAA is expected to start development on a new community in Charleston, South Carolina later this year.
  MAA ended the year with net-debt-to-gross assets at an historic low 46% and an unencumbered asset pool of 31% of total gross assets.

Eric Bolton, Chairman and Chief Executive Officer, said, "We captured strong leasing momentum in the traditionally slower fourth quarter with leasing traffic growing more than 7% as compared to the prior year. With traffic patterns in January continuing to out-pace the prior year, solid occupancy levels, and average pricing on new and renewal lease transactions running more than 5% ahead of a year ago, we're encouraged with the momentum carrying into 2012. As detailed in our initial 2012 guidance, we expect same store results will continue to improve over the prior year and overall FFO results will surpass the record result achieved in 2011."

Fourth Quarter Same Store Operating Results

Same store operating results include 40,181 units in 134 communities that have comparable results for periods presented.

Percent Change From Three Months Ended December 31, 2010 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent per Unit
Large	4.0%	3.7%	4.2%	-0.2%	5.1%
Secondary	3.0%	0.7%	4.7%	-1.1%	4.6%
Operating Same Store	3.5%	2.2%	4.4%	-0.6%	4.9%
Total Same Store	3.7%	2.2%	4.7%

(1) Revenue and NOI, or net operating income, by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

As discussed in prior reports, MAA's roll-out of a new bulk cable program during 2010 and 2011 requires revenues and expenses related to the program to be reported on a gross basis, whereas the revenues and related expenses for the former cable programs were presented on a net basis in the income statement. In order to provide more meaningful comparisons for the roll-out period, same store performance in the following table is presented with all cable programs netted in revenues, which is consistent with prior presentations. For clarity in explanation of results, management's discussions following the table are based on the comparison with bulk cable netted in revenues.

Fourth Quarter Same Store Operating Results
With Bulk Cable Netted in Revenues (consistent with prior presentations)

Percent Change From Three Months Ended December 31, 2010 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent per Unit
Large	3.9%	3.5%	4.2%	-0.2%	5.1%
Secondary	2.9%	0.4%	4.7%	-1.1%	4.6%
Operating Same Store	3.4%	2.0%	4.4%	-0.6%	4.9%
Total Same Store	3.6%	2.0%	4.7%

(1) Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

Same store NOI for the fourth quarter of 2011 grew 4.7% over the same period a year ago, based on a 3.6% increase in total revenues and a 2.0% increase in total operating expenses. The revenue growth was primarily related to a 4.9% increase in the average effective rent per unit for the quarter, partially offset by a slight decline in occupancy for the quarter. Physical occupancy for the same store portfolio ended the fourth quarter of 2011 at 95.2%, compared to 95.8% at the end of 2010. Real estate tax expenses for the fourth quarter increased 5.6% compared to the prior year, representing the majority of the operating expense growth for the quarter. The quarterly increase in tax expense is largely related to the timing of prior year accrual revisions, as real estate tax expense grew 3.3% for the full year.

For the full year of 2011 same store NOI increased 4.9%, based on revenue growth of 4.0% and operating expense growth of 2.6% for the year. On a sequential quarter basis, same store NOI increased 2.6%, based on a 0.7% decline in revenues and a 5.3% decline in operating expenses, both primarily related to seasonal factors.

A reconciliation of NOI to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Acquisitions, Dispositions and Development Activity

MAA completed three wholly-owned acquisitions during the fourth quarter of 2011 totaling 780 units and a total investment of approximately $101 million. In October, MAA purchased the 300-unit Aventura at Indian Lake Village, which was built in 2010 and is located in the Nashville, Tennessee metropolitan area. In November, MAA purchased the 248-unit Palisades at Chenal Valley, which was built in 2006 and is located in Little Rock, Arkansas. In December, MAA purchased the 232-unit Seasons at Celebrate, which was built in 2011 and is located in Fredericksburg, Virginia.

During the fourth quarter of 2011, MAA sold Westborough Crossing, a 274-unit, 27 year old community located in the Houston, Texas metropolitan area for gross proceeds of $12.9 million, bringing total proceeds from dispositions to $24 million for the full year 2011. In January 2012, MAA also completed the sale of Kenwood Club, a 320-unit, 12 year old community also located in the Houston, Texas metropolitan area for $22.6 million.

Construction continues on the three new communities currently under development by MAA, totaling 950 units. During the fourth quarter, MAA invested an additional $16 million on the three new communities, bringing the total investment to $54.6 million at year end. MAA anticipates initial unit deliveries and occupancy at two of the communities, Cool Springs in Nashville, Tennessee and Ridge at Chenal Valley in Little Rock, Arkansas, during the first quarter of 2012. MAA expects final construction to be completed on all three communities by the end of 2012 with the remaining portion of the projected $110 million total investment being funded during the year.

MAA is also under contract to purchase 10.7 acres of land and begin construction on a new 270-unit community located in the Charleston, South Carolina metropolitan area. Closing on the land and initial construction is expected to occur in the first quarter of 2012. Initial unit deliveries and leasing is anticipated in early 2013, with final construction projected to be completed in the summer of 2013. The total construction cost of the new community is projected to be $32 million, including the land.

Financing Activity

As previously announced, MAA closed on a new $250 million unsecured revolving credit facility during the fourth quarter of 2011. The facility has an accordion feature that allows for expansion up to $400 million and has an initial term of four years with a one-year extension option. Borrowings under the new facility initially bear interest at LIBOR plus a credit spread determined by a leverage-based pricing grid. Upon receiving an investment grade rating from Moody's or S&P, to accompany the current BBB rating from Fitch, facility borrowings will bear interest at LIBOR plus a lower credit margin and facility fee determined by an investment grade grid, reflecting the rating received by the company. There were no borrowings outstanding under the new facility at December 31, 2011.

Also during the fourth quarter, MAA prepaid a $10.7 million mortgage loan, secured by two assets, with a fixed interest rate of 5.3%. MAA incurred a $0.6 million loss on debt extinguishment during the fourth quarter related to the transaction.

Capital Markets Activity

During the fourth quarter of 2011, MAA issued approximately 1.1 million shares of common stock through its previously established At-The-Market, or ATM, equity program, netting $65.0 million in proceeds. The shares were issued at an average price of $58.68 per share, and the funds were used primarily to fund the company's acquisition and development activity.

Balance Sheet Strength

As of December 31, 2011, MAA's ratio of debt-to-market capitalization was 39% (based on the December 30, 2011 closing stock price of $62.55), while MAA's net-debt-to-gross assets ratio (based on gross book value at quarter end) was 46%. Total debt of $1.6 billion was outstanding at an average interest rate of 3.7% at the end of the quarter. A total of 84% of this debt was fixed or hedged against rising interest rates with staggered maturities averaging 5.0 years. MAA's fixed charge coverage ratio for the fourth quarter was 3.8 times. At the end of the fourth quarter, MAA had over $300 million in excess capacity available from cash and borrowing capacity under current credit facilities.

Value Add Capital Expenditures

MAA continues its redevelopment program at select communities throughout the portfolio. During the quarter ended December 31, 2011, 593 units were renovated bringing the total renovations year-to-date to 3,118 units at an average cost of approximately $3,700 per unit, achieving rental rate increases of 10% on average. To date, nearly 13,900 units have been renovated through this program, achieving an average unleveraged internal rate of return of approximately 11% for the entire program.

Recurring capital expenditures totaled $4 million for the quarter ended December 31, 2011, approximately $0.10 per Share, resulting in adjusted funds from operations, or AFFO, of $0.97 per Share for the quarter. Total property capital expenditures for the fourth quarter of 2011 were $6.1 million on existing properties, an additional $3.1 million on the redevelopment program, and $16.1 million on the new development projects during the quarter.

A reconciliation of AFFO to net income attributable to MAA and an expanded discussion of the components of AFFO can be found later in this release.

72nd Consecutive Quarterly Common Dividend Declared

In December, MAA's Board of Directors voted to increase the quarterly dividend to an annual rate of $2.64 per common share/unit, and declared its 72nd consecutive quarterly common dividend to be paid on January 31, 2012 to holders of record on January 13, 2012.

2012 FFO per Share Guidance

MAA is providing initial FFO per Share guidance for 2012 based on its current and expected views of the apartment market. The company's forecast for 2012 is based on several key variables and assumptions, which are outlined below. MAA intends to update its FFO per Share guidance to the market on a quarterly basis.

MAA's management believes that the fundamental factors in the multifamily sector and its operating region will continue to support rent growth through 2012. Additional supply of new apartment units in the Sunbelt is expected to remain below historic levels through 2012, while continued aversion to homeownership and mortgage lending discipline are both expected to result in strong demand for apartment rental housing. Management believes this will provide an underlying environment for continued growth in rent levels during 2012, supported by some improvement in the job market adding to rental demand. Overall, management expects the leasing market in 2012 to support rental pricing growth as economic recovery continues.

Full-year 2012 FFO per Share is expected to be in the range of $4.25 to $4.45 per Share, representing a 9.3% increase from 2011 results, at the mid-point of 2012 expectations. FFO is expected to be in the range of $1.02 to $1.16 per Share for the first quarter of 2012, $0.99 to $1.13 per Share for the second and third quarters, and $1.07 to $1.21 per Share for the fourth quarter.

2012 Major Guidance Factors

Same Store Projections

MAA's initial guidance for 2012 is based on projections of same store NOI growth for the full year in a range of 5% to 6%, based on projected revenue growth of 4.5% to 5.5%, and projected same store operating expense growth of 3.5% to 4.5%. Real estate tax expenses are expected to be an area of expense pressure during 2012, as property incomes rise. MAA expects real estate tax expense to increase 4% to 5% for the same store portfolio during 2012, producing a significant portion of the overall operating expense growth.

Acquisitions/Dispositions

MAA projects investments in wholly-owned acquisitions to range between $250 million and $350 million for the full year 2012, while dispositions are expected to range between $70 million and $130 million. MAA expects to incur acquisition expenses ranging from $2.5 million to $3.0 million related to this projected deal volume.

Development

MAA expects to complete the three new communities currently under development and plans to begin one additional development during 2012. MAA anticipates investing a total of $80 million in new development during 2012 including $2.5 million to $3.0 million of interest costs relating to these development projects.

Redevelopment

MAA plans to continue the pace on its redevelopment program at selected properties during 2012. MAA expects to invest approximately $12 million renovating 3,000 to 3,500 apartment units during 2012, achieving incremental rent increases averaging 8% to 9%. MAA also plans to invest an additional $3 million on exterior renovation projects at select communities during 2011 aimed at improving the curb appeal, common areas and amenity features in order to increase the communities' marketability.

Joint Venture/Fund II

MAA expects to acquire $75 million to $125 million of assets for Fund II during 2012, maintaining a 1/3rd interest in the investments and earning additional acquisition fees, property management fees, and asset management fees associated with the investments.

General and Administrative Expense

Property management expenses combined with general and administrative expenses, or G&A, are projected to be between $36 and $37 million combined in 2012, a decline from the 2011 total primarily due to the $1.8 million non-cash charge related to the company's restricted stock program incurred during 2011. Since MAA includes performance bonuses for multi-site and home-office management within G&A, total costs incurred will change based on actual overall company and property level results.

Leverage and Interest Expense

MAA's leverage, defined as net-debt-to-gross assets, is projected to be in the 45% to 48% range for 2012. MAA plans to take actions during 2012 to continue progress toward achieving an additional investment grade rating, and plans to refinance $150 million of outstanding debt during the year. The majority of the new debt is expected to be fixed rate, priced near current market levels, effectively replacing the $150 million of LIBOR interest rates swaps expiring during 2012 at an average interest rate of 5.1%.

Management projects overall interest rates based on planned financing needs and expected future market rates, and anticipates that MAA's overall average borrowing cost will be in the range of 3.9% to 4.1% for the full year 2012. Since MAA's interest rate expectations are partially related to the market environment, the projections will change with significant changes in market pricing and terms for debt.

AFFO and Balance Sheet

Recurring capital expenditures are forecast to be $28 million for 2012, or approximately $0.65 cents per Share, indicating a range for AFFO of $3.60 to $3.80 per Share.

Management projections assume the current annual dividend rate of $2.64 per common share will continue through 2012.

Total capital expenditures at existing properties are projected to be approximately $43 million for 2012, excluding the redevelopment program mentioned above.

Supplemental Material and Conference Call

Supplemental data to this release can be found on the investor relations page of the MAA web site at www.maac.com. MAA will host a conference call to further discuss fourth quarter results on Friday, February 3, 2012, at 9:15 AM Central Time. The conference call-in number is 866-219-5885 and the moderator's name is Leslie Wolfgang.

About Mid-America Apartment Communities, Inc.

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 48,813 apartment units throughout the Sunbelt region of the U.S. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements

We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning earnings guidance, property acquisitions and dispositions, development opportunities, future growth in the emerging recovery cycle, internal rates of return on our redevelopment program and capital expenditures, capital raising activities, interest rates, refinancing opportunities, rent growth, occupancy, and rental expense growth. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

  inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
  inability to acquire funding through the capital markets;
  the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;
  inability to replace financing with the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation should their investment in the multifamily industry shrink or cease to exist;
  failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
  failure of development communities to be completed, if at all, on a timely basis or to lease-up as anticipated;
  inability of a joint venture to perform as expected;
  inability to acquire additional or dispose of existing apartment units on favorable economic terms;
  unexpected capital needs;
  increasing real estate taxes and insurance costs;
  losses from catastrophes in excess of our insurance coverage;
  changes in interest rate levels, including that of variable rate debt, such as extensively used by us;
  loss of hedge accounting treatment for interest rate swaps and interest rate caps;
  the continuation of the good credit of our interest rate swap and cap providers;
  inability to meet loan covenants;
  significant decline in market value of real estate serving as collateral for mortgage obligations;
  inability to pay required distributions to maintain REIT status;
  imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;
  inability to attract and retain qualified personnel;
  potential liability for environmental contamination;
  adverse legislative or regulatory tax changes; and
  litigation and compliance costs associated with laws requiring access for disabled persons.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Property revenues	$ 117,309	$ 103,228	$ 447,975	$ 397,325
Management and fee income, net	266	203	1,017	680
Property operating expenses	(48,758)	(44,717)	(191,516)	(172,378)
Depreciation and amortization	(30,979)	(27,322)	(115,605)	(103,088)
Acquisition expenses	(988)	(1,061)	(3,319)	(2,512)
Property management expenses	(5,458)	(4,732)	(20,700)	(18,035)
General and administrative	(4,078)	(3,476)	(18,123)	(12,354)
Income from continuing operations before non-operating items	27,314	22,123	99,729	89,638
Interest and other non-property income	117	219	574	837
Interest expense	(15,022)	(14,488)	(58,612)	(55,895)
Loss on debt extinguishment	(644)	-	(755)	-
Amortization of deferred financing costs	(756)	(709)	(2,902)	(2,627)
Asset Impairment	-	-	-	(1,914)
Net casualty gain (loss) and other settlement proceeds	73	-	(619)	330
Gain on sale of non-depreciable and non-real assets	916	-	910	-
Gain on properties contributed to joint ventures	-	103	-	752
Income from continuing operations before
loss from real estate joint ventures	11,998	7,248	38,325	31,121
Loss from real estate joint ventures	(63)	(293)	(593)	(1,149)
Income from continuing operations	11,935	6,955	37,732	29,972
Discontinued operations:
Income from discontinued operations before gains (losses)	143	210	712	905
Net loss on insurance and other settlement proceeds of
discontinued operations	(5)	-	(12)	-
Gain (loss) on sales of discontinued operations	7,872	-	12,799	(2)
Consolidated net income	19,945	7,165	51,231	30,875
Net income attributable to noncontrolling interests	(1,187)	(225)	(2,410)	(1,114)
Net income attributable to MAA	18,758	6,940	48,821	29,761
Preferred dividend distribution	-	-	-	(6,549)
Premiums and original issuance costs associated with
the redemption of preferred stock	-	-	-	(5,149)
Net income available for common shareholders	$ 18,758	$ 6,940	$ 48,821	$ 18,063

Earnings per share - Diluted shares	38,207	34,418	39,086	31,977
Net income per share available for common shareholders - Diluted	$0.49	$0.20	$1.31	$0.56

FUNDS FROM OPERATIONS(in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010 (1)
Net income attributable to MAA	$ 18,758	$ 6,940	$ 48,821	$ 29,761
Depreciation and amortization of real estate assets	30,412	26,796	113,395	101,024
Asset Impairment	-	-	-	1,914
Net casualty (gain) loss and other settlement proceeds	(73)	-	619	(330)
Gain on properties contributed to joint ventures	-	(103)	-	(752)
Net casualty loss and other settlement proceeds
of discontinued operations	5	-	12	-
Depreciation and amortization of real estate assets
of discontinued operations	119	253	822	976
(Gain) loss on sales of discontinued operations	(7,872)	-	(12,799)	2
Depreciation and amortization of real estate assets
of real estate joint ventures	554	512	2,262	1,896
Preferred dividend distribution	-	-	-	(6,549)
Net income attributable to noncontrolling interests	1,187	225	2,410	1,114
Premiums and original issuance costs associated with
the redemption of preferred stock	-	-	-	(5,149)
Funds from operations	43,090	34,623	155,542	123,907
Non-routine items:
Premiums and original issuance costs associated
with the redemption of preferred stock	-	-	-	5,149
Funds from operations before non-routine items	43,090	34,623	155,542	129,056
Recurring capital expenditures	(3,974)	(2,982)	(26,388)	(23,399)
Adjusted funds from operations	$ 39,116	$ 31,641	$ 129,154	$ 105,657

Weighted average common shares and units - Diluted	40,149	36,612	39,087	34,219

Funds from operations per share and unit - Diluted	$1.07	$0.95	$3.98	$3.62
Funds from operations before non-routine items
per share and unit - Diluted	$1.07	$0.95	$3.98	$3.77
Adjusted funds from operations per share and unit - Diluted	$0.97	$0.86	$3.30	$3.09

(1) In accordance with NAREIT's current guidance, FFO has been updated to exclude asset impairment write-downs.

CONSOLIDATED BALANCE SHEETS (in thousands)

	Dec 31, 2011	Dec 31, 2010
Assets
Real estate assets
Land	$ 333,846	$ 288,890
Buildings and improvements	2,879,289	2,538,205
Furniture, fixtures and equipment	92,170	83,251
Capital improvements in progress	53,790	11,501
	3,359,095	2,921,847
Accumulated depreciation	(961,724)	(863,936)
	2,397,371	2,057,911
Land held for future development	1,306	1,306
Commercial properties, net	8,125	8,141
Investments in real estate joint ventures	17,006	17,505
Real estate assets, net	2,423,808	2,084,863
Cash and cash equivalents	57,317	45,942
Restricted cash	1,362	1,514
Deferred financing costs, net	14,680	13,713
Other assets	29,195	25,910
Goodwill	4,106	4,106
Total assets	$ 2,530,468	$ 2,176,048

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable	$ 1,514,755	$ 1,500,193
Unsecured notes payable	135,000	-
Accounts payable	2,091	1,815
Fair market value of interest rate swaps	33,095	48,936
Accrued expenses and other liabilities	91,718	73,999
Security deposits	6,310	6,693
Liabilities associated with assets held for sale	-	20
Total liabilities	1,782,969	1,631,656
Redeemable stock	4,037	3,764
Shareholders' equity
Common stock	389	348
Additional paid-in capital	1,375,623	1,142,023
Accumulated distributions in excess of net income	(621,833)	(575,021)
Accumulated other comprehensive income	(35,848)	(48,847)
Total MAA shareholders' equity	718,331	518,503
Noncontrolling interest	25,131	22,125
Total equity	743,462	540,628
Total liabilities and shareholders' equity	$ 2,530,468	$ 2,176,048

SHARE AND UNIT DATA (in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
NET INCOME SHARES
Weighted average common shares - Basic	38,133	34,283	36,995	31,856
Weighted average common shares - Diluted	38,207	34,418	39,086	31,977
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	40,075	36,477	38,987	34,099
Weighted average common shares and units - Diluted	40,149	36,612	39,087	34,219
PERIOD END SHARES AND UNITS
Common shares at December 31,	38,959	34,871	38,959	34,871
Limited partnership units at December 31,	1,938	2,191	1,938	2,191
Outstanding options at December 31,	-	16	-	16
Unvested shares in share based plans at December 31,	59	73	59	73

NON-GAAP FINANCIAL AND OTHER DEFINITIONS

Funds From Operations (FFO)

FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

MAA believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

In response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, MAA has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation. We believe, however, that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)

For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures, the amount charged to retire preferred stock in excess of carrying values and asset impairment. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)

For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

NON-GAAP FINANCIAL AND OTHER DEFINITIONS CONTINUED

Same Store Portfolio

We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio after they have been owned and have been stabilized for at least 12 months. In the case of newly developed apartment communities, or communities acquired in lease-up, they are considered stabilized after achieving 90% occupancy for 90 days.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning the next calendar year.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.

Communities are designated within our Same Store Portfolio as operating in Large or Secondary markets generally based on market population.

Net Operating Income (NOI)

Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Average Effective Rent

Average effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com